Exhibit 99.1

Joint Filing Agreement

                The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

                This Agreement may be executed counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Date: June 25, 2003	TICKETMASTER

	By:	/s/ Kerry Samovar

	Name:	Kerry Samovar

	Title:	Vice President

Date: June 25, 2003	INTERACTIVECORP

	By:	/s/ Joanne Hawkins

	Name:	Joanne Hawkins

	Title:	Vice President